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                                                                    EXHIBIT 99.9

                      LETTER TO DEALERS AND OTHER NOMINEES
                               SHARES OF COMMON STOCK
                    OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
                         DISTRIBUTED TO STOCKHOLDERS OF
                             AVIATION SALES COMPANY

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

   This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Aviation Sales Company ("Aviation Sales") of 24,024,507 post-reverse split shares of its common stock (the "Common Stock"), at a subscription price of $.8325 per share, pursuant to subscription rights (the "Rights") initially distributed to holders
of record of Common Stock as of 5:00 p.m., New York City time on        , 2001
(the "Record Date"). The Rights are described in the Prospectus and evidenced by a Subscription Certificate registered in your name or the name of your nominee.

   Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 1.599 Rights for each pre-reverse split share of Common Stock owned by such beneficial owner. Holders of Rights are entitled to subscribe for and purchase one share of Common Stock for each whole Right at the subscription price. No fractional Rights have been granted; if a fractional Right would have been calculated for a beneficial owner as a result of the ratio described above, the number of Rights granted to such owner has been rounded up to the nearest whole Right.

   We are asking you to contact your clients for whom you hold Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights. Enclosed are copies of the following documents:

  1.  The Prospectus;

  2. The "Instructions as to Use of Aviation Sales Company Subscription Certificate" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

  3. A form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Rights; and

  4. A Notice of Guaranteed Delivery for Subscription Certificates issued by Aviation Sales Company.

   Your prompt action is requested. The Rights will expire on        , 2001, at
5:00 P.M., New York City time, unless extended by Aviation Sales (the "Expiration Date").

   To exercise the Rights, a properly completed and executed Subscription Certificate (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to Continental Stock Transfer & Trust Company as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.

   Additional copies of the enclosed materials may be obtained from Continental
Stock Transfer & Trust Company, at    , New York, NY    . You may call
Continental Stock Transfer & Trust Company toll free at (   )   .

                                          Very truly yours,

                                          AVIATION SALES COMPANY

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF AVIATION SALES COMPANY, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.